Exhibit 99.1

Interactive Intelligence Reports Record Fourth Quarter and Annual Operating Results
Company posts 36 percent fourth quarter and 32 percent annual revenue increases over 2005

INDIANAPOLIS, Feb. 12, 2007 - Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today announced record financial results for its fourth quarter and fiscal year ended Dec. 31, 2006.

The company reported record total revenues in the 2006 fourth quarter of $23.9 million, a 36 percent increase from $17.5 million in the fourth quarter of 2005. Revenues for the 2006 fiscal year totaled a record $83.2 million, up 32 percent from $62.9 million in 2005.

Net income for the 2006 fourth quarter was $1.6 million and diluted earnings per share (EPS) was $0.08. The 2006 fourth quarter results include $539,000 of expense related to employee stock options. Net income for the fourth quarter of 2005 was $1.8 million and EPS was $0.10.

Net income for the 2006 fiscal year was $10.2 million with EPS of $0.56, up from 2005 fiscal year net income of $2.1 million and EPS of $0.13. Net income for 2006 includes expense for employee stock options of $2.1 million as well as a tax benefit of $5 million recorded in the third quarter to reduce the valuation allowance for deferred tax assets related to tax operating loss carry forwards.

Cash and short-term investments as of Dec. 31, 2006, totaled $27.1 million, up from $15.1 million on Dec. 31, 2005, and cash flow from operating activities for fiscal year 2006 was $10.6 million.

“We had a strong fourth quarter to finish out an exceptional year,” said Interactive Intelligence CEO, Dr. Donald E. Brown. “Our expanded sales and marketing activities paid off as the number of new customers and the average dollar value of initial contracts increased compared to the prior year. Our cash position and balance sheet strengthened significantly during the year. We also believe that we have increased our product leadership position during the year with major feature enhancements to our unified communications software suite, a new media server, and the addition of a new workforce management module.

“We continue to invest in the long-term success of the company. Looking forward to this year, we expect to continue our rapid revenue growth of 25 percent or more compared to 2006. We are committed to continued improvement of our operating earnings and believe that we have the proper expense disciplines and staffing plans in place. We improved our operating margin from 3.8 percent in 2005 to 6.0 percent in 2006, including stock option expense of $2.1 million, or 2.6 percent of revenue. We expect 2007 operating income to be at least 7 percent of revenues, including stock option expense,” Brown concluded.

Interactive Intelligence will host a conference call today, Feb. 12, at 4:30 p.m. EST, featuring Dr. Brown, and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 800.530.8983 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications software and services for contact center automation and enterprise IP telephony. The company was founded in 1994 and has more than 2,500 customers worldwide. Recent awards include the 2006 Network World 200, CRM Magazine’s 2006 Rising Star Excellence Award, Network Computing Magazine’s 2006 Well-Connected Award, and Software Magazine’s 2006 Top 500 Global Software and Services Companies. Interactive Intelligence employs approximately 500 people and is headquartered in Indianapolis, Indiana. The company has five global corporate offices, with additional sales offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$13,531	$11,551
Short-term investments	13,555	3,576
Accounts receivable, net	21,370	14,927
Deferred tax assets, net	1,314	--
Prepaid expenses	5,358	2,939
Other current assets	1,818	789
Total current assets	56,946	33,782
Property and equipment, net	5,469	4,013
Deferred tax assets, net	3,686	--
Other assets, net	674	603
Total assets	$66,775	$38,398

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,885	$6,676
Accrued compensation and related expenses	3,825	1,906
Deferred product revenues	5,910	5,195
Deferred services revenues	24,877	16,828
Total current liabilities	42,497	30,605

Shareholders’ equity:
Preferred stock	--	--
Common stock	171	161
Additional paid-in capital	72,528	65,826
Accumulated deficit	(48,421)	(58,194)
Total shareholders’ equity	24,278	7,793
Total liabilities and shareholders’ equity	$66,775	$38,398

Notes:
(A) December 31, 2005 amounts derived from the audited Consolidated Balance Sheet included in the 2005 Annual Report on Form 10-K of Interactive Intelligence, Inc.

(B) Accumulated deficit includes a January 1, 2006 SAB No. 108 transition adjustment of $475,000 associated with the cumulative effect of a net understatement of prior periods' accrued commission and prepaid expenses deemed immaterial to those prior periods.

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Revenues:
Product	$12,607	$9,031	$43,197	$33,296
Services	11,257	8,503	40,023	29,641
Total revenues	23,864	17,534	83,220	62,937
Cost of revenues:
Product	3,245	1,824	9,318	4,661
Services	4,741	2,872	15,150	11,025
Total cost of revenues	7,986	4,696	24,468	15,686
Gross profit	15,878	12,838	58,752	47,251
Operating expenses:
Sales and marketing	8,179	5,961	29,607	24,149
Research and development	3,500	2,915	13,176	12,383
General and administrative	2,886	2,118	10,992	8,327
Total operating expenses	14,565	10,994	53,775	44,859
Operating income	1,313	1,844	4,977	2,392
Other income (expense):
Interest income, net	312	87	694	269
Other expense, net	(5)	(32)	(94)	(288)
Total other income (expense)	307	55	600	(19)
Income before income taxes	1,620	1,899	5,577	2,373
Income tax benefit (expense)	(64)	(134)	4,671	(265)
Net income	$1,556	$1,765	$10,248	$2,108

Net income per share:
Basic	$0.09	$0.11	$0.62	$0.13
Diluted	$0.08	$0.10	$0.56	$0.13

Shares used to compute net income per share:
Basic	16,895	16,085	16,553	16,020
Diluted	19,130	16,860	18,383	16,754

Stock-based compensation expense for employee stock options by category:
Cost of services	$41	$--	$157	$--
Sales and marketing	255	--	1,023	--
Research and development	84	--	263	--
General and administrative	159	--	704	--
	$539	$--	$2,147	$--
Note:
  (A) Year ended 2005 amounts derived from the audited Consolidated Statement of Operations for the year ended December 31, 2005 included in the 2005 Annual Report on Form 10-K of Interactive Intelligence, Inc.

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Year Ended December 31,
	2006	2005
Operating activities:
Net income	$10,248	$2,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,839	2,060
Accretion of investment income	(119)	--
Stock-based compensation expense	2,156	80
Deferred income taxes	(5,000)	--
Loss on disposal of fixed assets	4	--
Changes in operating assets and liabilities:
Accounts receivable	(6,443)	(4,676)
Prepaid expenses	(2,298)	(820)
Other current assets	(1,029)	47
Other assets	(71)	15
Accounts payable and accrued liabilities	1,209	782
Accrued compensation and related expenses	1,323	706
Deferred product revenues	715	711
Deferred services revenues	8,049	3,944
Net cash provided by operating activities	10,583	4,957

Investing activities:
Purchases of property and equipment	(3,299)	(2,002)
Purchases of available-for-sale investments	(16,849)	(3,576)
Sale of available-for-sale investments	6,989	--
Net cash used by investing activities	(13,159)	(5,578)

Financing activities:
Net repayments under line of credit	--	(3,000)
Proceeds from issuance of common stock	177	211
Proceeds from stock options exercised	4,379	358
Net cash provided by financing activities	4,556	(2,431)

Net increase (decrease) in cash and cash equivalents	1,980	(3,052)
Cash and cash equivalents, beginning of period	11,551	14,603
Cash and cash equivalents, end of period	$13,531	$11,551

Cash paid for interest	$49	$13
Cash paid for taxes	386	254

Note:
 (A) Year ended 2005 amounts derived from the audited Consolidated Statement of Cash Flows for the year ended December 31, 2005 included in the 2005 Annual   Report on Form 10-K of Interactive Intelligence, Inc.